Exhibit 99.1

Investor Relations

Kurt Svendsen

Director, Investor and Public Relations

(952) 887-8630, invest@toro.com

Media Relations

Branden Happel

Manager, Public Relations

(952) 887-8930, pr@toro.com

For Immediate Release

The Toro Company Reports 2011 Second Quarter Results

•                  Quarterly sales increase 12 percent driven by professional businesses

•                  Improved golf market fuels worldwide demand for turf equipment and irrigation systems

•                  Net earnings per share for the quarter up over 40 percent to $1.88

•                  Company takes first step towards Destination 2014 goals

BLOOMINGTON, Minn. (May 19, 2011) — The Toro Company (NYSE: TTC) today reported net earnings of $60.3 million, or $1.88 per share, on net sales of $631.6 million for its fiscal second quarter ended April 29, 2011.  In the comparable fiscal 2010 period, the company reported net earnings of $45.7 million, or $1.34 per share, on net sales of $ 562.8 million.

For the first six months, Toro reported net earnings of $77.5 million, or $2.41 per share, on net sales of $1.01 billion.  In the comparable fiscal 2010 period, the company posted net earnings of $56.6 million, or $1.65 per share, on net sales of $894.2 million.

“We are very pleased with our second quarter performance as our execution serving the professional markets led to significant revenue and earnings growth, putting Toro on an early trajectory towards our Destination 2014 organic growth and profitability goals,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “We are especially excited about the golf business.  Customers are choosing Toro’s innovative products to replace aging equipment and irrigation systems, and to support new golf development projects around the world.  As for our residential business, the late start to spring delayed retail sales resulting in us carrying more inventory; however, we expect demand to return with the recent, warmer weather.”

SEGMENT RESULTS

Professional

•                  Professional segment net sales for the second quarter totaled $418.3 million, up 19.7 percent from the prior year period.  Worldwide orders for golf equipment and irrigation systems were up on improved market conditions, successful product introductions, and new course development around the world — particularly in Asia.  Shipments of landscape maintenance equipment were higher on strength of new products, even with a slow start to spring that delayed some purchases.  Other contributors to growth in the quarter included strong global sales for micro irrigation products on increased demand and added capacity, along with a rebound in the rental business.  For the first six months, professional segment net sales were $676.6 million, up 20.3 percent from the comparable fiscal 2010 period.

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•                  Professional segment earnings for the second quarter totaled $85.6 million, up 26.6 percent from the prior year period.  For the first six months, professional segment earnings were $123.5 million, up 32.2 percent from the comparable fiscal 2010 period.

Residential

•                  Residential segment net sales for the second quarter totaled $209.6 million, down slightly from the prior year period.  Cool, wet weather dampened sales for walk power mowers.  These declines were somewhat offset by strong acceptance for Toro’s new line of innovative zero turn mowers, with shipments up significantly for the quarter.  For the first six months, residential segment net sales were $332.9 million, up 1.9 percent from the comparable fiscal 2010 period.

•                  Residential segment earnings for the second quarter totaled $26.5 million, up 5.7 percent from the prior year period.  For the first six months, residential segment earnings were $37.9 million, down 1.6 percent from the comparable fiscal 2010 period.

OPERATING RESULTS

Gross margin for the second quarter and first six months was up 50 basis points, respectively, to 33.8 percent and 34.5 percent.  The margin improvement was primarily driven by favorable mix and higher production volumes, which were somewhat offset by rising freight and commodity costs.

Selling, general and administrative (SG&A) expense as a percent of sales improved 150 basis points for the second quarter to 19 percent.  The decline in SG&A as a percent of sales reflects further leveraging of costs over increased sales volumes.  For the first six months, SG&A expense improved 110 basis points as a percent of sales to 22.6 percent.

Operating earnings as a percent of sales increased 200 basis points to 14.8 percent for the second quarter, and was up 160 basis points to 11.9 percent for the year to date.

Interest expense for the second quarter was $4.2 million, down 2 percent from prior year period.  For the first six months, interest expense totaled $8.3 million, down 2.5 percent from the same period last year.

The effective tax rate for the second quarter was 33.4 percent compared with 33.6 percent in the same period last year.  For the year to date, the tax rate declined to 32.6 percent from 33.6 percent last year, primarily the result of the retroactive extension of the Federal Research and Engineering Tax Credit.

Accounts receivable at the end of the second quarter totaled $278.5 million, up 6.8 percent from the prior year period, on a sales increase of 12.2 percent.  Net inventories were $259.8 million, up 49 percent from last year’s second quarter.  Inventories increased in response to last year’s availability issues, coupled with the impact of delayed residential product shipments due to unfavorable spring weather.  Trade payables were $202.6 million, up 18.3 percent compared with last year.

OUTLOOK

“Economic trends in our markets remain positive; however, weather and commodities are proving to be more challenging this year,” said Hoffman.  “While uncertain how the delayed start to spring will play out across our markets, we are encouraged by the success of our innovative new products and execution in the marketplace.  Given our strong performance to date, we are increasing our full-year revenue and earnings outlook.”

The company now expects net earnings for fiscal 2011 to be about $3.60 per share on a revenue increase of about 10 to 12 percent.

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About The Toro Company

The Toro Company is a leading worldwide provider of turf and landscape maintenance equipment, and precision irrigation systems, to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL

May 19, 10:00 a.m. CDT

www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Standard Time (CDT) on May 19, 2011.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics, resins and other commodities and components; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the revenue growth, operating earnings and employee engagement goals of our new, multi-year, employee initiative called “Destination 2014”; our increased dependence on international sales and the risks attendant to international operations and markets, including our ability to successfully develop a new micro-irrigation manufacturing facility in Romania and political, economic and/or social instability in the countries in which we sell our products resulting in contraction or disruption of such markets; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  and the occurrence of litigation or claims.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

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THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	April 29, 2011	April 30, 2010	April 29, 2011	April 30, 2010
Net sales	$631,601	$562,819	$1,014,813	$894,177
Gross profit	213,554	187,412	350,199	303,803
Gross profit percent	33.8%	33.3%	34.5%	34.0%
Selling, general, and administrative expense	120,199	115,289	229,643	211,888
Operating earnings	93,355	72,123	120,556	91,915
Interest expense	(4,186)	(4,271)	(8,302)	(8,516)
Other income, net	1,331	905	2,699	1,806
Earnings before income taxes	90,500	68,757	114,953	85,205
Provision for income taxes	30,250	23,096	37,421	28,626
Net earnings	$60,250	$45,661	$77,532	$56,579

Basic net earnings per share	$1.92	$1.35	$2.45	$1.67

Diluted net earnings per share	$1.88	$1.34	$2.41	$1.65

Weighted average number of shares of common stock outstanding — Basic	31,447	33,714	31,650	33,871

Weighted average number of shares of common stock outstanding — Diluted	32,020	34,142	32,228	34,198

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended
Segment Net Sales	April 29, 2011	April 30, 2010	April 29, 2011	April 30, 2010
Professional	$418,284	$349,576	$676,564	$562,376
Residential	209,632	210,098	332,925	326,854
Other	3,685	3,145	5,324	4,947
Total *	$631,601	$562,819	$1,014,813	$894,177

* Includes international sales of	$201,896	$168,883	$340,647	$297,266

	Three Months Ended		Six Months Ended
Segment Earnings (Loss) Before Income Taxes	April 29, 2011	April 30, 2010	April 29, 2011	April 30, 2010
Professional	$85,606	$67,603	$123,525	$93,413
Residential	26,539	25,113	37,907	38,540
Other	(21,645)	(23,959)	(46,479)	(46,748)
Total	$90,500	$68,757	$114,953	$85,205

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	April 29, 2011	April 30, 2010
ASSETS
Cash and cash equivalents	$106,862	$180,385
Receivables, net	278,491	260,789
Inventories, net	259,826	174,406
Prepaid expenses and other current assets	15,261	12,150
Deferred income taxes	59,535	57,120
Total current assets	719,975	684,850

Property, plant, and equipment, net	180,315	165,514
Deferred income taxes	2,140	3,626
Goodwill and other assets, net	150,097	131,999
Total assets	$1,052,527	$985,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$2,478	$3,705
Short-term debt	64	513
Accounts payable	202,588	171,279
Accrued liabilities	285,896	247,040
Total current liabilities	491,026	422,537

Long-term debt, less current portion	224,897	224,297
Deferred revenue	10,673	9,567
Other long-term liabilities	7,391	7,951
Stockholders’ equity	318,540	321,637
Total liabilities and stockholders’ equity	$1,052,527	$985,989

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Six Months Ended
	April 29, 2011	April 30, 2010
Cash flows from operating activities:
Net earnings	$77,532	$56,579
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity income from affiliates	(2,239)	(480)
Provision for depreciation, amortization, and impairment losses	22,880	22,254
Gain on disposal of property, plant, and equipment	(11)	(49)
Stock-based compensation expense	3,975	2,851
(Increase) decrease in deferred income taxes	(882)	501
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(131,433)	(124,950)
Inventories, net	(61,490)	3,163
Prepaid expenses and other assets	(4,246)	1,471
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	113,611	119,446
Net cash provided by operating activities	17,697	80,786

Cash flows from investing activities:
Purchases of property, plant, and equipment	(25,925)	(20,650)
Proceeds from asset disposals	95	211
Increase in investment in affiliates, net	(4,563)	(9,592)
Decrease in other assets	234	371
Acquisitions, net of cash acquired	(12,060)	(3,572)
Net cash used for investing activities	(42,219)	(33,232)

Cash flows from financing activities:
Decrease in short-term debt	(776)	—
Repayments of long-term debt, net of costs	(1,162)	(1,220)
Excess tax benefits from stock-based awards	2,339	2,513
Proceeds from exercise of stock options	11,248	11,475
Purchases of Toro common stock	(46,712)	(54,106)
Dividends paid on Toro common stock	(12,682)	(12,205)
Net cash used for financing activities	(47,745)	(53,543)

Effect of exchange rates on cash	1,763	(1,399)

Net decrease in cash and cash equivalents	(70,504)	(7,388)
Cash and cash equivalents as of the beginning of the period	177,366	187,773

Cash and cash equivalents as of the end of the period	$106,862	$180,385

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